Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HELIUS MEDICAL TECHNOLOGIES, INC.

Helius Medical Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Helius Medical Technologies, Inc. and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was July 18, 2018 (as previously corrected, the “Certificate of Incorporation”);

SECOND: The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable that the Certificate of Incorporation be amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation;

THIRD: The Certificate of Incorporation is hereby amended by deleting the Paragraph A of ARTICLE IV in its entirety and inserting the following in lieu thereof:

“The Company is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 810,000,000 shares, of which 800,000,000 shares shall be Class A Common Stock (“Common Stock”), having a par value per share of $0.001, and 10,000,000 shares shall be Preferred Stock, having a par value per share of $0.001.”

FOURTH: Pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment to the Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 5:00 p.m. Eastern time on September 15, 2025.

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In Witness Whereof, Helius Medical Technologies, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 15th day of September, 2025.

Helius Medical Technologies, Inc.

By:	/s/ Jeffrey S. Mathiesen
Name:	Jeffrey S. Mathiesen
Title:	Chief Financial Officer, Treasurer and Secretary

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